[Certain identified information has been excluded from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed]

AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT

THIS Amendment NO. 1 TO DISTRIBUTION AGREEMENT (this “Amendment”), effective as of October 18, 2022, by and among Dynamic Alternatives Fund, a Delaware statutory trust (the “Fund”), Hamilton Capital, LLC, an Ohio limited liability company (the “Advisor”), and Ultimus Fund Distributors, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties” and each a “Party”).

WHEREAS, the Parties entered into that certain Distribution Agreement dated November 12, 2021 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.       Amendments.

(a)	Section 4.2 of the Agreement is deleted in its entirety and replaced with the following:

4.2	In the performance of its obligations under this Agreement, Distributor will pay only the costs incurred in qualifying as a broker or dealer under state and federal laws and in establishing and maintaining its relationships with the dealers selling the Shares. All other costs in connection with the offering of the Shares will be paid by the Fund or the Advisor in accordance with agreements between them as permitted by Applicable Law. These costs include, but are not limited to, distribution fees, shareholder servicing fees, set-up costs, or other fees or compensation paid to the dealers or others selling or servicing the Shares, licensing fees, filing fees (including to FINRA), travel expenses, and such other expenses as may be incurred by Distributor on behalf of the Fund.

Notwithstanding the foregoing, or anything else in this Agreement to the contrary, the sum of all compensation to be paid to Distributor and other FINRA members in connection with the offering of the Shares, including without limitation, any sales charges, will not exceed [omitted] of the total public offering price of the Shares sold.

(b)	The Distribution Fee Letter is deleted in its entirety and replaced with the Distribution Fee Letter attached hereto, as the same may be amended from time to time.

2.       Miscellaneous.

(a)	Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

(b)       Except as amended hereby, the Agreement shall remain in full force and effect.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signatures are located on the next page.

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

Dynamic Alternatives Fund

By: _/s/ William A. Leuby______________

Name: William A. Leuby

Title: Assistant Secretary

Hamilton Capital, LLC

By: /s/_William A. Leuby_______________

Name: William A. Leuby

Title: Sr. VP, General Counsel & CCO

Ultimus Fund Distributors, LLC

By: _/s/ Kevin Guerett__________________

Name: Kevin Guerette

Title: President

Distribution Fee Letter

for

Dynamic Alternatives Fund

This Distribution Fee Letter appends that certain Distribution Agreement (the “Distribution Agreement”) dated November 12, 2021, as amended October 18, 2022, by and among Dynamic Alternatives Fund, a Delaware statutory trust (the “Fund”), Hamilton Capital, LLC, an Ohio limited liability company (the “Advisor”), and Ultimus Fund Distributors, LLC, a limited liability company organized under the laws of the state of Ohio (“Distributor”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Distribution Agreement.

1.	Fees

[Omitted]

2.	Reimbursable Expenses

[Omitted]

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated by a party, until the expiration of the Distribution Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall renew for successive 1-year periods (each a “Renewal Term”) subject to annual approval of such continuance by the Board of the Fund, including the approval of a majority of the Independent Trustees by vote cast in accordance with the 1940 Act or any exemptive relief therefrom at a meeting called for the purpose of voting on such approval.

4.	Fee Increases

[Omitted]

5.	Limitation on Compensation

[Omitted]

6.       Amendment

The parties may only amend this Fee Letter by written amendment signed by all parties.

Signatures are located on the next page.

The parties duly executed this Distribution Fee Letter as of October 18, 2022.

	Dynamic Alternatives Fund		Ultimus Fund Distributors, LLC

By:	/s/ William S. Leuby	By:	/s/ Kevin Guerette
Name:	William A. Leuby	Name:	Kevin Guerette
Title:	Assistant Secretary	Title:	President

Hamilton Capital, LLC
By:	/s/ William A. Leuby
Name:	William A. Leuby
Title:	Sr. VP, General Counsel & CCO